TOMORROW FUNDS RETIREMENT TRUST

                         Tomorrow Long-Term Retirement Fund
                          Tomorrow Mid-Term Retirement Fund
                         Tomorrow Short-Term Retirement Fund
                            Tomorrow Post-Retirement Fund
                             Core Large-Cap Stock Fund
                              Core Small-Cap Stock Fund

                     Multiple Class Plan Pursuant to Rule 18f-3

                                Adopted July 19, 1995


              Each class of shares of Tomorrow Long-Term Retirement Fund, Tomorrow Mid-Term Retirement Fund, Tomorrow Short-Term Retirement Fund, Tomorrow Post-Retirement Fund, Core Large-Cap Stock Fund and Core Small-Cap Stock Fund (each, a "Fund"), each a series of Tomorrow Funds Retirement Trust, a Delaware business trust (the "Trust"), will have the same relative rights and privileges and be subject to the same fees and expenses, except as set forth below. The Board of Trustees may determine in the future that other distribution arrangements, allocations of sales charges (if any), expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Shares of a class of a Fund may be exchanged only for shares of the same class of another Fund. Shares of a class of a Fund shall have no rights to convert into shares of any other class of any Fund.

              Article I.  Adviser Class Shares

              Adviser Class shares of the Funds are sold at net asset value without the imposition of any sales charge (initial, contingent, deferred or otherwise). Adviser Class shares shall be entitled to the shareholder services set forth from time to time in the Funds' prospectuses with respect to Adviser Class shares. Adviser Class shares of the Funds are subject to distribution and service fees calculated upon a stated percentage of a Funds' net assets attributable to Adviser Class shares on the terms set forth in the Funds' Adviser Class Rule 12b-1 Distribution Plans. The Adviser Class shareholders of a particular Fund have exclusive voting rights, if any, with respect to such Fund's Adviser Class Distribution Plan. Transfer agency fees are allocated to Adviser Class shares on a per account basis except to the extent, if any, such an allocation would cause a Fund to fail to satisfy any requirements necessary to obtain and rely on a private letter ruling from the Internal Revenue Service relating to the issuance of multiple classes of shares.

              Article II.  Institutional Class Shares

              Institutional Class shares of the Funds are sold at net asset value without the imposition of any sales charge (initial, contingent, deferred or otherwise). Institutional Class shares shall be entitled to the shareholder services set forth from time to time in the Funds' prospectuses with respect to Institutional Class shares. Institutional Class shares of the Funds are subject to service fees calculated upon a stated percentage of a Fund's net assets attributable to Institutional Class shares on the terms set forth in the Funds' Institutional Class Service Plans. The Institutional Class shareholders of a particular Fund have exclusive voting rights, if any, with respect to such Fund's Institutional Class Service Plan. Transfer agency fees are allocated to Institutional Class shares on a per account basis except to the extent, if any, such an allocation would cause a Fund to fail to satisfy any requirements necessary to obtain and rely on a private letter ruling from the Internal Revenue Service relating to the issuance of multiple classes of shares.

              Article III.   Approval by Board of Trustees

              This Plan shall not take effect until it has been approved with respect to each Fund by the vote of a majority (or whatever greater percentage may, from time to time, be required under Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act")) of (a) all of the Trustees of the Trust and (b) the Trustees who are not "interested persons" (as such term is defined under the Act) of the Trust.

              Article IV.    Amendments

              No material amendment to this Plan shall be effective unless it is approved by the Board of Trustees in the same manner provided in Article III.





                                         -2-